		Exhibit 99(a)
HSBC Finance Corporation Household Receivables Funding, Inc. III Household Credit Card Master Note Trust I, Series 2001-1

Original Class A Principal	827,500,000.00
Number of Class A Bonds (000's)	827,500.00
Original Class B Principal	72,500,000.00
Number of Class B Bonds (000's)	72,500.00

Distribution Date		2005 Total

CLASS A
Class A Principal Distribution		0.00
Class A Interest Distribution		28,159,645.48

CLASS B
Class B Principal Distribution		0.00
Class B Interest Distribution		2,680,329.40